Exhibit 4.10

THIS DEED OF UNDERTAKING (the “Deed”) is dated December 26, 2013 and issued by:

Dang He, with PRC ID card number.

To

Charm Communications Inc. (the “Company”).

THIS DEED WITNESSES THAT:

1.	By signing this Deed, unless otherwise specified in this Deed, Dang He hereby irrevocably covenants with and undertakes to the Company that:

a.	As long as the shares in the Company Dang He owns, whether legally or beneficially, and directly or indirectly (including shares held through Dang He’s personal holding company, or any other company, trust, nominee or agent, if any), represent more than 50% of the aggregate voting power of the then total issued and outstanding shares of the Company,

i.	Dang He shall not and will not, directly or indirectly, (i) requisition or call any meeting of the Company’s shareholders for the purpose of removing or replacing any of the directors of the Company or appointing any new director of the Company, or (ii) propose any resolution at any meeting of the Company’s shareholders to remove or replace any of the directors of the Company or appoint any new director of the Company; and

ii.	Should any meeting of the Company’s shareholders be called by the board of directors or requisitioned or called by other shareholders of the Company for the purpose of removing or replacing any of the directors or appointing any new director, or if any resolution is proposed at any meeting of the Company’s shareholders to remove or replace any of the directors or appoint any new director, Dang He shall not and will not, in his capacity as a shareholder of the Company, exercise his voting rights attaching to his shares in excess of (i) the total aggregate voting power of the then total issued and outstanding shares of the Company held by all members of the Company less the shares which are owned, whether legally or beneficially, and directly or indirectly by Dang He (including shares held through Dang He’s personal holding company, or any other company, trust, nominee or agent, if any), less (ii) one vote.

b.	Dang He shall not and will not cast any votes he has as a director or shareholder (if applicable) on any resolutions or matters concerning enforcing, amending or otherwise relating this Deed being considered or voted upon by the board of directors or the shareholders, as the case may be.

2.	This Deed shall apply to any and all periods during which Dang He beneficially owns, whether directly or indirectly (including shares held through his personal holding company, or any other company, trust, nominee or agent, if any), shares representing more than 50% of the aggregate voting power of the then total issued and outstanding shares of the Company.

3.	This Deed shall be irrevocable, whether in whole or in part; provided, however, this Deed shall become revocable, in whole or in part, in the event the Company’s securities are no longer traded on an internationally recognized securities exchange.

4.	Dang He acknowledges and agrees that the Company will be irreparably damaged in the event any of the provisions of this Deed are not performed by Dang He in accordance with their specific terms or are otherwise breached. Accordingly, Dang He acknowledges and agrees that the Company shall be entitled to an injunction to prevent breaches of this Deed, and to specific enforcement of this Deed and its terms and provisions in accordance with Sections 6 and 7 hereof, in addition to any other remedy to which the Company may be entitled at law or in equity.

5.	The parties acknowledge and agree that this Deed shall become effective immediately upon execution by the parties hereto, and no notifications, registration or filing to or with any person (including any government authority or regulatory body in the Cayman Islands, the PRC, the US, or elsewhere, or any shareholder or other person connected with the Company) is required.

6.	This Deed shall be governed by and construed in accordance with the laws of Cayman Islands.

7.	Any dispute, controversy or claim arising out of, in connection with or relating to this Deed, including the interpretation, validity, invalidity, breach or termination thereof (the “Dispute”), shall be settled by arbitration. The following shall apply in connection the dispute resolution:

a.	The arbitration shall be submitted to the International Chamber of Commerce (the “ICC”) and conducted in Hong Kong Special Administrative Region of the PRC under the ICC Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with the said Rules. The number of arbitrators shall be three. The arbitration shall be conducted in the English language. The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

b.	When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the parties hereto shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Deed.

c.	The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to any court of competent jurisdictions for enforcement of such award.

d.	Regardless of the foregoing, each party hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have, to seek specific performance and/or injunctive relief from any court of competent jurisdiction pending the foregoing.

8.	This Deed is written in English and Chinese. Should there be any discrepancies between the English version and the Chinese version, the English version shall prevail.

9.	IN WITNESS WHEREOF this Deed has been duly executed as a deed by Dang He and the Company and is intended to be and is hereby delivered on the day and year first above written.

EXECUTED AS A DEED

/s/ Dang He
Dang He

Witness

/s/ Cindy Wang
Name	Cindy Wang, VP of Finance
Address	CN01, Legend Town, No. 1 Ba Li Zhuang Dong Li, Chaoyang District, Beijing, 100025